Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES FOURTH QUARTER

AND FISCAL YEAR 2007 OPERATING RESULTS

Uncasville, Connecticut, December 13, 2007 – The Mohegan Tribal Gaming Authority, or MTGA or the Authority, the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter and fiscal year ended September 30, 2007.

Highlights and results for the quarter ended September 30, 2007 were as follows:

•	Record fourth quarter consolidated gaming revenues of $395.0 million, a 15.7% increase over the corresponding period in the prior year

•	Consolidated gross slot revenues of $299.7 million, a 22.6% increase over the corresponding period in the prior year

•	Table games revenues of $94.7 million, a 1.5% decrease from the corresponding period in the prior year

•	Consolidated non-gaming revenues of $82.6 million, an 11.7% increase over the corresponding period in the prior year

•	Consolidated income from operations of $75.5 million, a 73.0% increase over the corresponding period in the prior year

•	Consolidated net income of $46.7 million, a 20.0% increase over the corresponding period in the prior year

•	Consolidated Adjusted EBITDA, a non-GAAP measure more fully described below, of $102.2 million, a 4.7% decrease from the corresponding period in the prior year

•	Opened Sunrise Square, the new Asian themed gaming area at Mohegan Sun, on August 10, 2007

Highlights and results for the fiscal year ended September 30, 2007 were as follows:

•	Record consolidated gaming revenues of $1.47 billion, a 14.8% increase over the prior fiscal year

•	Consolidated gross slot revenues of $1.08 billion, a 19.2% increase over the prior fiscal year

•	Table games revenues of $386.4 million, a 5.5% increase over the prior fiscal year

•	Consolidated non-gaming revenues of $282.6 million, a 5.4% increase over the prior fiscal year

•	Consolidated income from operations of $292.6 million, a 17.4% increase over the prior fiscal year

•	Consolidated net income of $172.6 million, an 11.4% increase over the prior fiscal year

•	Record consolidated Adjusted EBITDA, a non-GAAP measure more fully described below, of $393.4 million, a 2.9% increase over the prior fiscal year

•	Opened the first phase of the slot machine facility at Mohegan Sun at Pocono Downs on November 14, 2006

•	Received approval for a permanent Category One Slot Machine License from the Pennsylvania Gaming Control Board on December 20, 2006

•	Secured a new $1.0 billion revolving bank credit facility on March 9, 2007 to finance the development of Project Horizon at Mohegan Sun and Project Sunrise at Mohegan Sun at Pocono Downs

•	Commenced construction of Project Sunrise at Mohegan Sun at Pocono Downs on May 4, 2007

•	Completed acquisition of the Pautipaug Country Club golf course in southeastern Connecticut on May 17, 2007 and opened Mohegan Sun Country Club at Pautipaug on June 8, 2007

•	Commenced groundbreaking for construction of the new Casino of the Wind at Mohegan Sun on June 28, 2007

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The Mohegan Sun Arena maintained its tenth place ranking in Pollstar’s Top 100 Arena Venues (5,001 to 10,000-seat-capacity) for the highest number of tickets sold in the world from January 2007 to September 2007

Fourth Quarter Operating Results

Consolidated Adjusted EBITDA for the quarter ended September 30, 2007 decreased by $5.0 million, or 4.7%, to $102.2 million from $107.2 million for the same period in the prior year. The decrease in consolidated Adjusted EBITDA is attributable to the decrease in Adjusted EBITDA from Mohegan Sun, offset by the increase in Adjusted EBITDA from Mohegan Sun at Pocono Downs, as further described below.

Consolidated net income for the quarter ended September 30, 2007 increased by $7.8 million, or 20.0%, to $46.7 million compared to $38.9 million for the same period in the prior year. The increase in consolidated net income is due primarily to a $19.9 million increase in income from operations at Mohegan Sun as described below and the improved operating results at Mohegan Sun at Pocono Downs as a result of the slot facility, which was not open during the comparable period in the prior year. These increases were substantially offset by a decrease in consolidated other non-operating income for the quarter as compared to the fourth quarter of fiscal 2006, when the Authority recorded a $24.7 million non-recurring gain as a result of a price adjustment related to the acquisition of Pocono Downs.

Commenting on the financial results for the quarter and fiscal year, Bruce S. Bozsum, Chairman of the Authority’s Management Board, said, “The Management Board and I realize that the Northeast gaming market is becoming more challenging than in the past. The results for the quarter and fiscal year certainly reflect our concerns. We believe that the Authority has the ability to react effectively to the ever-changing marketplace. Our Project Horizon expansion, which includes many new and exciting offerings, will position Mohegan Sun and the Authority extremely well to meet any challenge.”

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended September 30, 2007 decreased by $17.5 million, or 16.0%, to $92.1 million from $109.6 million for the same period in the prior year. The decrease in Adjusted EBITDA is primarily attributable to lower table games revenues which in turn was attributable to lower table games hold percentage, or table games revenues divided by table games drop, as compared to the same period in the prior year and a substantial increase in promotional expenses due to marketing programs instituted during the quarter that target customers in New York and Rhode Island where expanded video lottery terminal, or VLT, facilities recently opened. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) decreased to 24.3% for the quarter ended September 30, 2007 from 29.3% for the same period in the prior year as a result of the aforementioned, increased salary and wage costs due to market driven compensation adjustments, higher utility costs and increased utilization by casino patrons of Mohegan Sun Player’s Club points at the property’s third party restaurant and retail outlets.

Net revenues for the quarter ended September 30, 2007 increased by $5.5 million, or 1.5%, to $379.5 million from $374.0 million for the same period in the prior year. This increase is attributable primarily to the growth in slot revenues and entertainment revenues described below, partially offset by a $4.0 million, or 11.9%, increase in promotional allowances, as a result of increased promotional programs offered during the period.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended September 30, 2007 increased by $5.3 million, or 2.2%, to $249.7 million from $244.4 million for the same period in the prior year. The State of Connecticut reported total slot revenues of $464.0 million and $460.8 million for the quarters ended September 30, 2007 and 2006, respectively, representing an increase of 0.7%. Mohegan Sun increased its slot market share to 53.8% of the Connecticut market for the quarter ended September 30, 2007 as compared to 53.0% in the quarter ended September

30, 2006. Gross slot win per unit per day was $451 and $429 for the quarters ended September 30, 2007 and 2006, respectively. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended September 30, 2007 was 8.8% compared to 8.6% for the same period in the prior year.

Table games revenues decreased by $1.4 million, or 1.5%, to $94.7 million for the quarter ended September 30, 2007 from $96.1 million for the same period in the prior year. Table games drop increased 12.6% to $662.0 million for the quarter ended September 30, 2007 from $587.9 million for the same period in the prior year. The growth in table games drop resulted from a continued focus on high end table play and continued success of the Asian marketing program. Table games hold percentage decreased to 14.3% for the quarter ended September 30, 2007 compared to 16.4% for the same period in the prior year. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,239 and $3,427 for the quarters ended September 30, 2007 and 2006, respectively.

Food and beverage revenues increased by $1.0 million, or 4.3%, to $26.1 million for the quarter ended September 30, 2007 from $25.1 million for the same period in the prior year. The increase in food and beverage revenues is primarily due to a 3.9% increase in the number of meals served as a result of the August 2007 opening of the 4,000-square-foot “Hong Kong Street” food outlet in Sunrise Square during the quarter.

Hotel revenues for the quarter ended September 30, 2007 decreased by $1.7 million, or 12.4%, to $12.1 million from $13.8 million for the same period in the prior year. The decrease in hotel revenues is attributable to a decrease in the average daily room rate, or ADR, to $108 for the quarter ended September 30, 2007 compared to $125 for the quarter ended September 30, 2006, partially offset by an increase in hotel occupancy to 97.6% for the quarter ended September 30, 2007 compared to 96.3% for the quarter ended September 30, 2006. The decrease in ADR is the result of competitive pricing pressures in room rates offered to casino hotel guests in the Northeast gaming market. This reduction in rates is designed to maintain occupancy levels to support or improve gaming and other revenue. Revenue per available room, or REVPAR, decreased to $105 for the quarter ended September 30, 2007 compared to $120 for the same period in the prior year.

Retail, entertainment and other revenues increased by $6.6 million, or 19.3%, to $40.8 million for the quarter ended September 30, 2007 from $34.2 million for the same period in the prior year. The increase is primarily the result of a $4.1 million, or 28.4%, increase in entertainment revenues. The average ticket price for Mohegan Sun Arena events increased significantly during the quarter due to the greater number of headliner events. The increase in retail, entertainment and other revenues is also the result of a $696,000, or 10.8%, increase in gasoline revenues at the Mohegan Sun gasoline and convenience center, the addition of $578,000 in golf revenues from the Mohegan Sun Country Club at Pautipaug and a $498,000 increase in rental revenue from the Shops at Mohegan Sun due to higher rent paid by new tenants.

Income from operations for the quarter ended September 30, 2007 increased by $19.9 million, or 40.9%, to $68.5 million from $48.6 million for the quarter ended September 30, 2006. The increase in income from operations is attributable to a decrease in the non-cash charge for the relinquishment liability reassessment in the quarter as described below. The relinquishment liability reassessment charge was $3.0 million for the quarter ended September 30, 2007 versus $39.4 million for the quarter ended September 30, 2006.

The Authority reassesses its relinquishment liability at least annually in conjunction with the Authority’s budgeting process or upon an event which, in the Authority’s estimation, would materially increase or decrease projected revenues over the relinquishment period which continues until December 31, 2014. Based on the Authority’s updated projections for Project Horizon and delayed competition in the Northeast gaming market, both having the effect of increasing future Mohegan Sun revenues, the Authority concluded that projected revenues from Mohegan Sun subject to the relinquishment agreement over the remaining relinquishment period would increase by approximately $139.8 million. Accordingly, the related relinquishment liability increased, requiring the Authority to record a non-cash relinquishment liability charge of $3.0 million for the quarter ended September 30, 2007.

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the quarter ended September 30, 2007 increased by $11.4 million to $12.0 million compared to $651,000 for the same period in the prior year. The increase is the result of a full quarter of operations at the slot machine gaming facility, which was not open during the comparable period in the prior year. The Adjusted EBITDA margin for the quarter ended September 30, 2007 was 20.4% compared to 8.3% for the same period in the prior year.

Net revenues for the quarter ended September 30, 2007 increased by $51.0 million to $58.9 million compared to $7.9 million for the same period in the prior year. The increase is attributable to a $50.0 million increase in gaming revenues and a $2.6 million increase in non-gaming revenues as a result of operations at the slot facility.

Gaming revenues for the quarter ended September 30, 2007 were $56.9 million compared to $6.9 million for the same period in the prior year. This increase is attributable to the addition of $50.0 million in gross slot revenues during the quarter. Gross slot win per unit per day was $452 for the quarter ended September 30, 2007.

Non-gaming revenues for the quarter ended September 30, 2007 were $3.6 million compared to $928,000 for the same period in the prior year. This change is the result of increases in food and beverage and retail sales.

Income from operations for the quarter ended September 30, 2007 was $9.2 million compared to loss from operations of $1.8 million for the same period in the prior year.

Robert J. Soper, President and CEO of Mohegan Sun at Pocono Downs, added, “ I am extremely satisfied with the operating results of Mohegan Sun at Pocono Downs. The results clearly demonstrate the hard work and commitment made by the employees of our facility. As we complete our first year of slot operations, I also want to thank the local community for all its support – the partnership created between the community and Mohegan Sun at Pocono Downs is truly an indication of a bright future for both of us.”

Fiscal Year 2007 Operating Results

Consolidated Adjusted EBITDA for the fiscal year ended September 30, 2007 increased by $11.2 million, or 2.9%, to $393.4 million compared to $382.2 million for the prior fiscal year. The increase in consolidated Adjusted EBITDA is attributable to the increase in Adjusted EBITDA from Mohegan Sun at Pocono Downs, partially offset by the decrease in Adjusted EBITDA from Mohegan Sun, as further described below.

Consolidated net income for the fiscal year ended September 30, 2007 increased by $17.7 million, or 11.4%, to $172.6 million from $154.9 million for the prior fiscal year. The increase in consolidated net income is due primarily to a $19.6 million increase in income from operations at Mohegan Sun as described below and the improved operating results at Mohegan Sun at Pocono Downs after the opening of the slot facility in November 2006. The change in consolidated net income also reflects a substantial decrease in consolidated other non-operating income from fiscal year 2006, which included a $24.7 million non-recurring gain recorded in connection with a price adjustment related to the acquisition of Pocono Downs.

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the fiscal year ended September 30, 2007 decreased by $19.1 million, or 4.9%, to $373.1 million from $392.2 million for the prior fiscal year. The decrease in Adjusted EBITDA is primarily attributable to increased promotional expenses and utilization by casino patrons of Mohegan Sun Player’s Club points and promotional coupons offered during the year at the property’s third party restaurant and retail outlets. The increase in promotional expense was the result of marketing programs targeting customers in New York and Rhode Island where expanded VLT facilities opened during the fiscal year. Adjusted EBITDA margin decreased to 26.1% for the fiscal year ended September 30, 2007 from 28.2% for the prior fiscal year as a result of the aforementioned, increased salary and wage costs due to market driven compensation adjustments, higher utility costs and one-time operating expenses related to the hotel room renovation program described below.

Net revenues for the fiscal year ended September 30, 2007 increased by $37.6 million, or 2.7%, to $1.43 billion from $1.39 billion for the prior fiscal year. This increase is the result of a $33.9 million, or 2.7%, increase in gaming revenues and a $7.0 million, or 2.7%, increase in non-gaming revenues, partially offset by a $3.4 million, or 2.7%, increase in promotional allowances.

Gross slot revenues for the fiscal year ended September 30, 2007 increased by $16.7 million, or 1.8%, to $921.7 million from $905.0 million for the prior fiscal year. The State of Connecticut reported total slot revenues of $1.73 billion and $1.72 billion for the fiscal years ended September 30, 2007 and 2006, respectively, representing an increase of 0.5% in the Connecticut market. Mohegan Sun increased its slot market share to 53.4% of the Connecticut market for the fiscal year ended September 30, 2007 as compared to 52.7% for the fiscal year ended September 30, 2006. Gross slot win per unit per day was $417 and $400 for the fiscal years ended September 30, 2007 and 2006, respectively. Gross slot hold percentage for the fiscal year ended September 30, 2007 was 8.7% compared to 8.6% for the prior fiscal year.

Table games revenues for the fiscal year ended September 30, 2007 increased by $20.2 million, or 5.5%, to $386.4 million from $366.2 million for the prior fiscal year. The growth in table games revenues resulted from a continued focus on high end table play and continued success of the Asian marketing program. Table games drop increased by 7.7% during fiscal year 2007. Table games hold percentage was 15.6% and 15.9% for the fiscal years ended September 30, 2007 and 2006, respectively. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day increased 5.1% during fiscal 2007 to $3,511 for the fiscal year ended September 30, 2007 from $3,341 for the fiscal year ended September 30, 2006.

Food and beverage revenues increased by $1.2 million, or 1.3%, to $94.9 million for the fiscal year ended September 30, 2007 from $93.7 million for the prior fiscal year. The increase in food and beverage revenues is attributable primarily to a $925,000 increase in food revenues resulting from increased banquet revenues from the Mohegan Sun convention center and the addition of new revenues from the “Hong Kong Street” food outlet in Sunrise Square.

Hotel revenues decreased by $3.5 million, or 6.9%, to $47.3 million for the fiscal year ended September 30, 2007 from $50.8 million for the prior fiscal year. The decrease in hotel revenues is partially attributable to a decrease in ADR to $112 for the fiscal year ended September 30, 2007 from $120 for the prior fiscal year due to competitive pricing pressures in room rates offered to casino hotel guests in the Northeast gaming market. The decrease in revenues is also due to a slight decrease in hotel occupancy to 93.2% for the fiscal year ended September 30, 2007 compared to 93.3% for the fiscal year ended September 30, 2006. Occupancy decreased as a result of rooms being out of service due to the hotel room renovation program, which began in January 2007 and was completed in June 2007. REVPAR decreased to $104 for the fiscal year ended September 30, 2007 compared to $112 for the fiscal year ended September 30, 2006.

Retail, entertainment and other revenues for the fiscal year ended September 30, 2007 increased by $9.4 million, or 7.8%, to $129.7 million from $120.3 million for the prior fiscal year. The increase is partially attributable to a $3.9 million, or 8.4%, increase in entertainment revenues. The average ticket price for Mohegan Sun Arena events increased significantly during the year due to the greater number of headliner shows; in addition, overall ticket sales at the Arena increased by 2.0%. The increase in retail, entertainment and other revenues is also the result of a $1.5 million, or 16.0%, increase in rental revenue from the Shops at Mohegan Sun due to higher rent paid by new tenants, particularly the Coach outlet, which opened in the fourth quarter of 2006; a $1.4 million, or 6.2%, increase in gasoline revenues at the Mohegan Sun gasoline and convenience center; and a $1.7 million, or 4.2%, increase in retail and other revenues.

Income from operations for the fiscal year ended September 30, 2007 increased by $19.6 million, or 7.3%, to $287.0 million from $267.4 million for the prior fiscal year. This increase is attributable to the decrease in the non-cash relinquishment liability reassessment charge previously discussed. The relinquishment liability reassessment charge was $3.0 million for the fiscal year ended September 30, 2007 versus $39.4 million for the fiscal year ended September 30, 2006.

Commenting on the 2007 fiscal year results, Mitchell Grossinger Etess, the Authority’s President and CEO, said, “Obviously, we are disappointed in our results for the past fiscal year as they compare to 2006. There is no doubt we were impacted by the increased capacity of the slot marketplace.”

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the fiscal year ended September 30, 2007 increased by $30.1 million to $30.2 million compared to $128,000 for the prior fiscal year. The increase is the result of the opening of the slot facility in November 2006, partially offset by a $3.5 million charge recorded in connection with the settlement of property tax litigation with the Wilkes-Barre Area School District. The Adjusted EBITDA margin for the fiscal year ended September 30, 2007 was 15.9% compared to 0.4% for the prior fiscal year.

Net revenues for the fiscal year ended September 30, 2007 increased by $159.4 million to $189.5 million compared to $30.1 million for the prior fiscal year. The increase is attributable to a $155.6 million increase in gaming revenues and a $7.4 million increase in non-gaming revenues as a result of the opening of the slot facility.

Gaming revenues for the fiscal year ended September 30, 2007 were $182.4 million compared to $26.8 million for the prior fiscal year. This increase is attributable to the addition of $157.2 million in gross slot revenues from the slot facility. Gross slot win per unit per day was $429 for the fiscal year ended September 30, 2007.

Non-gaming revenues for the fiscal year ended September 30, 2007 were $10.7 million compared to $3.3 million for the prior fiscal year. This change is the result of increases in food and beverage and retail sales.

Income from operations for the fiscal year ended September 30, 2007 was $16.1 million compared to loss from operations of $7.5 million for the prior fiscal year. The increase in income from operations is principally attributable to the growth in net revenues due to the opening of our slot machine gaming facility, partially offset by the $3.5 million charge recorded in connection with the litigation settlement, both discussed earlier. Pre-opening costs and expenses related to the development of the slot facility were $3.4 million for the fiscal year ended September 30, 2007 compared to $5.1 million for the prior fiscal year.

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended			Adjusted EBITDA For the Three Months Ended
	September 30, 2007		September 30, 2006	September 30, 2007		September 30, 2006
Mohegan Sun	$379,488		$373,985	$92,119		$109,616
Pocono Downs	58,854	(1)	7,876	12,021	(1)	651
Corporate	—		—	(1,949)		(3,054)

Total	$438,342		$381,861	$102,191		$107,213

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs for the three months ended September 30, 2007.

(in thousands, unaudited)	Net Revenues For the Fiscal Years Ended			Adjusted EBITDA For the Fiscal Years Ended
	September 30, 2007		September 30, 2006	September 30, 2007		September 30, 2006
Mohegan Sun	$1,430,560		$1,392,958	$373,072		$392,216
Pocono Downs	189,506	(1)	30,096	30,183	(1)	128
Corporate	—		—	(9,859)		(10,139)

Total	$1,620,066		$1,423,054	$393,396		$382,205

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to September 30, 2007.

Liquidity, Capital Resources and Capital Spending

As of September 30, 2007, the Authority held cash and cash equivalents of $105.6 million, an increase of $30.4 million from $75.2 million as of September 30, 2006. As of September 30, 2007, there was $33.0 million drawn on the Authority’s $1.0 billion bank credit facility. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $960.2 million of available borrowing under the bank credit facility as of September 30, 2007. The Authority’s total debt was approximately $1.29 billion as of September 30, 2007.

Interest expense increased by $3.5 million, or 3.8%, to $94.4 million for the fiscal year ended September 30, 2007 as compared to $90.9 million for the same period in the prior fiscal year due to an increase in the weighted average outstanding debt. The weighted average outstanding debt was $1.30 billion for the fiscal year ended September 30, 2007 compared to $1.25 billion for the fiscal year ended September 30, 2006. The weighted average interest rate was 7.4% for the fiscal years ended September 30, 2007 and 2006.

Capital Expenditures

The Authority’s capital expenditures totaled $162.2 million for the fiscal year ended September 30, 2007 versus $101.9 million for the prior fiscal year. Expenditures for fiscal 2007 were comprised of capital expenditures at Pocono Downs of $58.4 million, inclusive of the Phase I slot facility and Project Sunrise construction expenditures of $56.4 million, including capitalized interest of $638,000, and capital expenditures at Mohegan Sun of $103.7 million, inclusive of Project Horizon construction expenditures of $46.5 million, including capitalized interest of $1.0 million.

Total capital spending for fiscal year 2008 at Mohegan Sun, exclusive of Project Horizon, is forecasted to be $62.3 million. Maintenance capital expenditures for fiscal year 2008 at Mohegan Sun are anticipated to be $40.1 million for the replacement and improvements of information technology equipment and systems and the addition of slot machines and data warehouse storage. An additional $22.2 million is expected to be expended in fiscal 2008 in the Casino of the Sky to replace obsolete coin redemption booths with slot machines, to renovate the Sky bar on the casino floor and to prepare for the connection to the Casino of the Wind.

Capital expenditures for Pocono Downs are anticipated to be $178.0 million for the 2008 fiscal year, comprised primarily of $175.5 million in construction and furniture, fixtures, and equipment expenditures to complete Project Sunrise.

Project Horizon- Connecticut

Project Horizon consists of four major components (Sunrise Square, Property Infrastructure, Casino of the Wind and the Earth Expansion). The plans for Project Horizon currently include adding substantially more hotel rooms, gaming space and other new non-gaming amenities to Mohegan Sun. The total number of slot machines at Mohegan Sun is projected to increase to approximately 7,000 units, complemented by approximately 380 table games (including poker tables) when the project is completed.

Groundbreaking occurred in November 2006 with the construction of Sunrise Square, a new Asian themed gaming area, which includes a new 5,000-square-foot bus lobby, a 4,000-square-foot “Hong Kong” Street food outlet and 8,500 square feet of gaming space offering 46 table games such as Mini-Baccarat, Sic Bo and Pai Gow Poker. The gaming component of Sunrise Square partially opened in July 2007, and the remainder of the new facility opened in August 2007. The estimated cost of this component totaled $17.0 million.

The Property Infrastructure component of the project is underway and includes a 1,700-space parking garage and additional surface parking lots, site development and road improvements on or adjacent to the property. The estimated cost of this component is $101.0 million.

The Authority also is developing the Casino of the Wind, a new gaming area adjacent to the Casino of the Sky, which is expected to include approximately 45,000 square feet of gaming space with approximately 825 slot machines, 28 table games and a themed poker room with 42 tables, as well as approximately 20,000 square feet of new dining and retail amenities, including a two-level 16,000-square-foot Jimmy Buffett’s Margaritaville Restaurant. Groundbreaking for the Casino of the Wind occurred in June 2007, and the new casino is scheduled to open in the fall of 2008. The estimated cost of this component is $125.0 million.

Project Horizon also will include the Earth Expansion, which features the Earth hotel which is expected to include approximately 922 rooms, including approximately 261 House of Blues-themed hotel rooms, which will be owned and operated by Mohegan Sun, and a House of Blues Foundation Room™. The Earth Expansion also is planned to include new House of Blues-themed dining and entertainment amenities, including an approximately 19,400 square foot music hall. In addition, the Earth Expansion will include a special events facility, approximately 35,000 square feet of retail space, additional food and beverage facilities, including two fine-dining options, a burger restaurant, four bars, a pizzeria and a three-station food court. The Earth hotel and related facilities are expected to open in October 2010. The estimated cost of this component is $682.0 million.

Total costs for Project Horizon, inclusive of costs incurred to date for Sunrise Square and the Casino of the Wind, currently are estimated to be approximately $925.0 million. Remaining project costs are estimated to be incurred as follows: fiscal year 2008 $252.0 million, fiscal year 2009 $303.0 million, fiscal year 2010 $294.0 million and fiscal year 2011 $30.0 million.

Project Sunrise- Pennsylvania

As previously announced, Project Sunrise is being developed at Pocono Downs on land adjacent to the existing gaming facility. When completed, the combined facility is anticipated to include approximately 2,500 slot machines, three fine dining restaurants, a 300-seat buffet, an expanded food court, retail shopping, nightlife venues, additional parking and bus amenities. Construction commenced in May 2007 with a grand opening planned in the summer of 2008. Final cost of Project Sunrise is anticipated to be approximately $208.0 million.

Erie OTW

As contemplated in the acquisition agreement for Pocono Downs, Downs Racing, L.P., or Downs Racing, the Authority’s subsidiary which owns Pocono Downs, conveyed the Erie off-track wagering, or OTW, facility to MTR Gaming Group, Inc. and Presque Isle Downs Inc., in exchange for a $7.0 million payment in July 2007. The Authority reported the results and sale of the Erie facility as income from discontinued operations in the accompanying consolidated statements of income. Downs Racing continues to own and operate OTW facilities in Carbondale, East Stroudsburg, Hazleton and Lehigh Valley (Allentown), Pennsylvania.

Other Projects

New York

In October 2007, the Authority’s wholly owned subsidiary, MTGA Gaming, LLC, or MTGA Gaming, and Capital Play, Inc., or Capital Play, submitted a proposal to the State of New York to manage the proposed VLT facility at Aqueduct Racetrack in Jamaica, New York. If MTGA Gaming’s bid is selected, the Authority would manage the proposed 4,500 VLT facility at Aqueduct Racetrack, expected to open in June 2009.

Kansas

In September 2007, MTGA Gaming, along with Olympia Gaming-KC, LLC, and RED Leg Sun, LLC, or RED, formed Leg Sun, LLC, a joint venture which was created to submit an application to the Kansas Lottery Commission for the proposed development of a gaming facility and destination resort to be named Legends Sun and located in Wyandotte County, Kansas. In accordance with the Kansas Expanded Lottery Act, which is subject to a pending constitutional challenge in Kansas state court, the project would be subject to various reviews, requirements and approvals by the Kansas Lottery Commission, which is considering several other bids for the right to develop a single resort casino in Wyandotte County.

The proposed $770.0 million Legends Sun complex would feature a wide array of attractions and amenities that include a casino with approximately 2,000 slot machines, 60 table games and 25 poker tables, a Robert Trent Jones II designed championship golf course, a luxury hotel with approximately 350 rooms, a convention and conference facility, approximately 200,000 square feet of high-end retail and approximately 200,000 square feet of residential development. If selected, MTGA Gaming would manage the casino and related operations and RED would manage the retail and residential components of the project.

Jeffrey E. Hartmann, the Authority’s Chief Operating Officer, said, “We believe the breadth of Project Horizon, additional hotel rooms, new fine dining options, new shopping destinations and the House of Blues entertainment package will position Mohegan Sun to remain the preeminent gaming destination on the East Coast. As we have successfully extended our Mohegan Sun brand to Pennsylvania, we continue to seek growth opportunities that will leverage our brand, management expertise and customer centric philosophy.”

Capital Resources

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $75.0 million and $88.9 million for the fiscal years ended September 30, 2007 and 2006, respectively. Distributions to the Tribe are anticipated to total $80.0 million for fiscal year 2008.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Any future investments in Mohegan Sun related to Project Horizon and in Pocono Downs related to Project Sunrise are anticipated to be funded through the Authority’s bank credit facility. The Authority has commenced discussions with its lenders regarding modifications to its bank credit facility to address the revisions to Project Horizon and the revised cost projection for Project Sunrise.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its fourth quarter and fiscal year 2007 operating results on Thursday, December 13, 2007 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 26553071

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, December 13, 2007. This replay will run through December 27, 2007.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 26553071

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, The Shops at Mohegan Sun, 10,000-seat Mohegan Sun Arena, 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Tower. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several OTW facilities located elsewhere in Pennsylvania. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended September 30, 2007	For the Three Months Ended September 30, 2006	For the Fiscal Year Ended September 30, 2007	For the Fiscal Year Ended September 30, 2006
Revenues:
Gaming	$395,033	$341,531	$1,469,343	$1,279,835
Food and beverage	28,572	25,590	102,097	95,786
Hotel	12,050	13,756	47,333	50,818
Retail, entertainment and other	41,957	34,602	133,139	121,532

Gross revenues	477,612	415,479	1,751,912	1,547,971
Less—Promotional allowances	(39,270)	(33,618)	(131,846)	(124,917)

Net revenues	438,342	381,861	1,620,066	1,423,054

Operating costs and expenses:
Gaming	244,374	189,584	869,554	720,063
Food and beverage	12,113	12,437	50,499	49,420
Hotel	4,374	4,095	16,959	16,883
Retail, entertainment and other	15,503	14,090	48,214	43,223
Advertising, general and administrative	57,837	51,389	231,585	201,122
Corporate expenses	2,101	3,140	10,507	10,558
Pre-opening costs and expenses	7	1,721	3,836	5,130
Depreciation and amortization	23,496	22,342	93,347	88,016
Relinquishment liability reassessment	2,997	39,407	2,997	39,407

Total operating costs and expenses	362,802	338,205	1,327,498	1,173,822

Income from operations	75,540	43,656	292,568	249,232

Other income (expense):
Accretion of discount to the relinquishment liability	(7,448)	(7,677)	(29,794)	(30,707)
Interest income	1,007	779	3,695	2,245
Interest expense, net of capitalized interest	(22,799)	(22,622)	(94,363)	(90,928)
Write-off of debt issuance costs	—	—	(71)	—
Other income (expense), net	321	24,585	(137)	24,508

Total other expense	(28,919)	(4,935)	(120,670)	(94,882)

Income from continuing operations before minority interests	46,621	38,721	171,898	154,350
Minority interests	151	87	648	420

Income from continuing operations	46,772	38,808	172,546	154,770
Discontinued operations:
Income from discontinued operations	4	96	94	147
Loss on sale of discontinued operations	(73)	—	(73)	—

Total income (loss) from discontinued operations	(69)	96	21	147

Net income	$46,703	$38,904	$172,567	$154,917

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Operating Results:
Gross revenues	$477,612	$415,479	$1,751,912	$1,547,971
Net revenues	438,342	381,861	1,620,066	1,423,054
Income from operations	75,540	43,656	292,568	249,232

Other Data:
Adjusted EBITDA	$102,191	$107,213	$393,396	$382,205
Capital expenditures	65,546	16,074	162,195	101,882
Cash interest paid	34,372	32,204	93,532	91,305

Balance Sheet Data:
Cash and cash equivalents	$105,596	$75,246	$105,596	$75,246
Total debt	1,293,700	1,229,354	1,293,700	1,229,354

MOHEGAN SUN

SUPPLEMENTAL DATA—OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$92,119	$109,616	$373,072	$392,216
Adjusted EBITDA margin	24.3%	29.3%	26.1%	28.2%

Capital expenditures (in thousands)	$44,902	$7,449	$103,742	$44,337
Capitalized interest (in thousands)	843	—	1,035	—

Weighted Average Number of Units:
Slot machines	6,011	6,200	6,060	6,201
Table games	318	305	302	300

Win Per Unit Per Day:
Slot machines (gross)	$451	$429	$417	$400
Table games	3,239	3,427	3,511	3,341

Hold Percentage:
Slot machines (gross)	8.8%	8.6%	8.7%	8.6%
Table games	14.3%	16.4%	15.6%	15.9%

Slot Market Share:
Slot handle market share	52.7%	53.8%	53.2%	53.2%
Slot win market share	53.8%	53.0%	53.4%	52.7%
Slot handle efficiency	116.4%	116.5%	116.6%	113.6%
Slot win efficiency	118.9%	114.8%	117.1%	112.5%

Hotel Statistics:
Hotel occupancy %	97.6%	96.3%	93.2%	93.3%
Average Daily Rate (ADR)	$108	$125	$112	$120
Revenue Per Available Room (REVPAR)	$105	$120	$104	$112

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA—OPERATING STATISTICS

(in thousands, except for slot statistics)

(unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Adjusted EBITDA (1):
Adjusted EBITDA	$12,021	$651	$30,183	$128
Adjusted EBITDA margin	20.4%	8.3%	15.9%	0.4%

Capital expenditures	$20,644	$8,625	$58,449	$44,448
Capitalized interest	170	269	638	1,181

Slot Statistics (1):
Win per unit per day (gross)	$452	$—	$429	$—
Hold percentage (gross)	8.8%	—	9.3%	—

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to September 30, 2007.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$102,191	$107,213	$393,396	$382,205
Pre-opening costs and expenses	(7)	(1,721)	(3,836)	(5,130)
Depreciation and amortization	(23,496)	(22,342)	(93,347)	(88,016)
Relinquishment liability reassessment	(2,997)	(39,407)	(2,997)	(39,407)
Minority interests	(151)	(87)	(648)	(420)

Income from operations	75,540	43,656	292,568	249,232

Accretion of discount to the relinquishment liability	(7,448)	(7,677)	(29,794)	(30,707)
Interest income	1,007	779	3,695	2,245
Interest expense, net of capitalized interest	(22,799)	(22,622)	(94,363)	(90,928)
Write-off of debt issuance costs	—	—	(71)	—
Other income (expense), net	321	24,585	(137)	24,508
Minority interests	151	87	648	420
Total income (loss) from discontinued operations	(69)	96	21	147

Net income	$46,703	$38,904	$172,567	$154,917

Reconciliations of Income from Operations to Adjusted EBITDA:

Reconciliations of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA are shown below (in thousands):

	For the Three Months Ended September 30, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$68,455	$53	$2,997	$20,614	$—	$92,119
Pocono Downs	9,205	(46)	—	2,862	—	12,021
Corporate	(2,120)	—	—	20	151	(1,949)

Total	$75,540	$7	$2,997	$23,496	$151	$102,191

	For the Three Months Ended September 30, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$48,581	$—	$39,407	$21,628	$—	$109,616
Pocono Downs	(1,764)	1,721	—	694	—	651
Corporate	(3,161)	—	—	20	87	(3,054)

Total	$43,656	$1,721	$39,407	$22,342	$87	$107,213

	For the Fiscal Year Ended September 30, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$287,017	$445	$2,997	$82,613	$—	$373,072
Pocono Downs	16,137	3,391	—	10,655	—	30,183
Corporate	(10,586)	—	—	79	648	(9,859)

Total	$292,568	$3,836	$2,997	$93,347	$648	$393,396

	For the Fiscal Year Ended September 30, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$267,415	$—	$39,407	$85,394	$—	$392,216
Pocono Downs	(7,547)	5,130	—	2,545	—	128
Corporate	(10,636)	—	—	77	420	(10,139)

Total	$249,232	$5,130	$39,407	$88,016	$420	$382,205

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, reassessment and accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, write-off of debt issuance costs, income (loss) from discontinued operations and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the reassessment and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut December 13, 2007

CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000